GRANT THORNTON

Accountants and Business Advisors



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated June 26, 2003 (except as discussed in Note 13 as to which the date is September 29, 2003), accompanying the financial statements and schedules of Inn of the Mountain Gods Resort and Casino and subsidiaries contained in the Registration Statement and Prospectus - Amendment No. 2. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Report of Independent Certified Public Accounts."


/s/ Grant Thornton LLP
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Grant Thornton LLP


Albuquerque, New Mexico
May 18, 2004